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Contact: Holly Sheffer
         212-578-4072
         hsheffer@metlife.com


METLIFE BOARD DECLARES DATE FOR ANNUAL SHAREHOLDERS MEETING

NEW YORK, January 10, 2003 - The Board of Directors of MetLife, Inc. (NYSE: MET) today announced that the company will hold its annual shareholders meeting on April 22, 2003. The Board also established February 28, 2003 as the record date for determining shareholders entitled to vote at the meeting. The meeting will begin at 10:30 a.m. (ET). It will take place in the company's auditorium at its headquarters at One Madison Avenue in New York City.

MetLife, a subsidiary of MetLife, Inc. (NYSE: MET), is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 12 million individuals in the U.S. and companies and institutions with 33 million employees and members. MetLife also has international insurance operations in 13 countries. For more information about MetLife, please visit the company's Web site at www.metlife.com.